Exhibit 99.1

Richtech Robotics Announces Closing of Underwriters’ Over-Allotment Option in Connection With Its Initial Public Offering

LAS VEGAS, December 27, 2023 (GLOBE NEWSWIRE) -- Richtech Robotics Inc. (Nasdaq: RR) (“Richtech Robotics” or the “Company”), a Nevada company and a provider of AI-driven service robots for the hospitality and healthcare industries, today announced that it issued an additional 42,563 shares of the Company’s Class B common stock pursuant to partial exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering at $5.00 per share, resulting in additional gross proceeds of $212,815. Total proceeds of the Company’s initial public offering, including the exercise of the over-allotment option, were $10,712,815.

The Company’s Class B common stock is listed on the Nasdaq Capital Market under the ticker symbol “RR.”

R. F. Lafferty & Co., Inc. acted as sole book-running manager for the offering. Revere Securities LLC acted as co-underwriter for the offering.

A registration statement on Form S-1 relating to these securities was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on November 13, 2023. The offering was made only by means of a prospectus. A copy of the final prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A copy of the final prospectus relating to the offering may be obtained from: Equity Capital Markets, R. F. Lafferty & Co., Inc., 40 Wall Street, 27th Floor, New York, NY 10005, by telephone: 212-293-9090, or by email at: offerings@rflafferty.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Richtech Robotics

Richtech Robotics is a provider of collaborative robotic solutions specializing in the service industry, catering to the hospitality and healthcare sectors. Our mission is to transform the service industry landscape by seamlessly integrating cutting-edge automation, thereby enhancing customer experiences and empowering businesses to achieve unparalleled levels of excellence and satisfaction.

Forward-Looking Statements

This press release and the prospectus contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. The Company has based these forward-looking statements largely on its current expectations about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Neither the Company nor the underwriters undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events except as required by law.

Contact:

Investors:

CORE IR
Matt Blazei
ir@richtechrobotics.com

Media:

Timothy Tanksley
Marketing Director
Richtech Robotics, Inc.
press@richtechrobotics.com
702-534-0050